EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS SIGNIFICANT IMPROVEMENT IN SALES TRAJECTORY AND PROFITABILITY

New York, N.Y., August 27, 2020 - Tiffany & Co. (NYSE: TIF) (“Tiffany” or the “Company”) today reported its financial results for the three months (“second quarter”) and six months (“first half”) ended July 31, 2020. The Company returned to profitability during the second quarter of 2020 behind meaningful sequential improvements in monthly worldwide net sales from May to July. Worldwide net sales for the quarter were 29% below the second quarter of the prior year, after having been down 45% during the three months ended April 30, 2020 (“first quarter”) as compared to the prior year, on an as reported basis, with a similar improvement on a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”). Worldwide net sales in the first half were 37% below the first half of the prior year. These declines, a result of the continuing negative global impact of COVID-19 into the second quarter of 2020, resulted in a net loss for the first half.

Alessandro Bogliolo, Chief Executive Officer, said, “We were excited to see that the encouraging trends we cited for the first quarter, namely, increased sales in Mainland China and global e-commerce, accelerated during the second quarter and propelled our return to quarterly profitability. Importantly, our global sales trends have strengthened in August, with preliminary month-to-date worldwide sales through August 25th being slightly positive as compared to the same month-to-date period in the prior year (see “Interim Sales” below).

“Retail sales in Mainland China began to rebound in April and continued to accelerate in the month of May, during which retail sales increased approximately 90% as compared to the same period in the prior year. This robust recovery continued throughout the balance of the second quarter with retail sales up approximately 80% for the full quarter as compared to the same period in the prior year. Our focus on effective local market messaging continued with a marketing campaign, featuring the new Tiffany T ambassador (Jackson Yee), which generated impressive levels of social media fan growth and consumer engagement that well exceeded our expectations.

“Globally, our e-commerce business was up 123% with key markets such as the United States and the United Kingdom up 122% and 93%, respectively, during the second quarter. This puts global e-commerce sales at approximately 15% of our total global net sales for the first half of fiscal 2020 versus 6% in each of the last three full fiscal years. Excluding Mainland China, where our e-commerce platform celebrated its one-year anniversary late in the second quarter, our global e-commerce business grew 114% during the second quarter as compared to the same period in the prior year.

“On the new products front, the Tiffany T1 line, our newest gold and gold with diamonds jewelry collection, continued to do very well in the second quarter both in Mainland China and globally and we are excited to be introducing more styles to the collection in the third quarter of fiscal 2020. The success of Tiffany T1 reaffirms our belief that our improved design capabilities, sharpened product strategies and more disciplined execution are being well received by our loyal customers whilst also attracting new customers to the Brand.”

Mr. Bogliolo finished his comments by saying: “I firmly believe that Tiffany’s best days remain in front of us because of the team’s demonstrated agility in response to unforeseen hurdles and our stated strategies, which continue to prove sound. Our second quarter results and August trends to date, in light of these challenging times, confirm the power and resilience of this venerable Brand.”

Mark Erceg, Chief Financial Officer, added, “Tiffany’s balance sheet remains strong with an investment grade rating and ample cash on-hand.  In fact, because of the measured actions we have taken to reduce costs and manage our CAPEX spending, we were able to maintain approximately the same cash balance, at over $1.0 billion, from the end of the first quarter to the end of the second, while ensuring that we are in compliance with our leverage ratio financial maintenance covenant as well as our fixed charge coverage ratio test for debt incurrence at the end of the second quarter. We currently anticipate our sales for the quarter ending January 31, 2021 (“Fourth Quarter 2020”) to reflect a mid single-digit decline as compared to the same quarter for fiscal 2019, while Fourth Quarter 2020 EPS is expected to show a high single-digit improvement on an as reported basis and a low single-digit improvement on a non-GAAP basis as compared to the same quarter for fiscal 2019 (see “Non-GAAP Measures”).

In the second quarter:

•
Worldwide net sales declined 29% from the prior year to $747 million and comparable sales declined 24% from the prior year; on a constant-exchange-rate basis, worldwide net sales declined 28% from the prior year and comparable sales declined 23% from the prior year.

•
Net earnings of $32 million were 77% lower than the prior year’s $136 million, and net earnings per diluted share were $0.26 versus $1.12 in the prior year. Excluding certain costs recorded in the period related to the pending acquisition of the Company (the “Merger”) by LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2019 (the “Merger Agreement”) by and among the Company, LVMH, Breakfast Holdings Acquisition Corp. and Breakfast Acquisition Corp., second quarter net earnings were $39 million, or $0.32 per diluted share (see “Non-GAAP Measures”).

In the first half:

•
Worldwide net sales declined 37% from the prior year to $1.3 billion and comparable sales declined 34%; on a constant-exchange-rate basis, net sales declined 36% from the prior year and comparable sales declined 33%.

•
Net loss was $33 million as compared to net earnings of $262 million in the prior year, and net loss per share was $0.27 versus net earnings per diluted share of $2.15 in the prior year. Excluding certain costs recorded in the period related to the Merger, as well as certain other items, first half net loss was $25 million, or $0.21 per share (see “Non-GAAP Measures”).

Net sales by region were as follows:

•
In the Americas, total net sales decreased 46% in the second quarter and 45% in the first half, to $247 million and $472 million, respectively; comparable sales decreased 44% in both the second quarter and first half. In both periods, sales decreased across the region, which management attributed to the effects of COVID-19 and the resulting store closures across the region that began in mid-March 2020 and continued into June. On a constant-exchange-rate basis, total sales declined 45% in both the second quarter and first half, while comparable sales decreased 44% in both periods.

•
In Asia-Pacific, total net sales were flat in the second quarter and decreased 24% in the first half, to $299 million and $473 million, respectively, which included a comparable sales increase of 17% in the second quarter and a decrease of 16% in the first half. In the second quarter, total sales results reflected strong retail sales growth in Mainland China and Korea, largely offset by softness across other markets and a decline in wholesale travel retail sales. In the first half, total sales results reflected strong retail sales growth in Mainland China and Korea, which was more than offset by softness across the other markets in the region, which management attributed to the effects of COVID-19 and the resulting store closures across the region beginning with Mainland China in February 2020 and persisting for varying durations through early June, as well as a significant decline in wholesale travel retail sales. On a constant-exchange-rate basis, total sales increased 2% in the second quarter and decreased 22% in the first half, while comparable sales increased 19% and decreased 13%, respectively, in those periods.

•
In Japan, total net sales decreased 28% in the second quarter and 34% in the first half to $111 million and $197 million, respectively; comparable sales decreased 27% and 34%, respectively. Management attributed the decreases in both periods to the effects of COVID-19, including the resulting store closures across the region, which primarily began in early April 2020 and continued through early June, and the decline in tourist traffic beginning early in the first quarter of fiscal 2020. On a constant-exchange-rate basis, total sales decreased 29% in the second quarter and 35% in the first half, while comparable sales decreased 28% and 35%, respectively, in those periods.

•
In Europe, total net sales declined 28% in the second quarter and 34% in the first half, to $84 million and $145 million respectively, and comparable sales declined 27% and 34%, respectively. Sales decreased across the region, which management attributed to the effects of COVID-19 and the resulting store closures across the region, which began in mid-March 2020 and continued into June, with the vast majority of these stores reopened by mid-June. On a constant-exchange-rate basis, total sales decreased 27% in the second quarter and 32% in the first half; comparable sales declined 26% and 33%, respectively, in those periods.

•
Other net sales declined 73% in the second quarter and 68% in the first half to $7 million and $16 million, respectively in those periods. The decrease in the both periods was due to decreases in sales within the Emerging Markets region and in wholesale sales of diamonds.

•
Tiffany opened one Company-operated store and closed five others in the first half. At July 31, 2020, the Company operated 322 stores (123 in the Americas, 88 in Asia-Pacific, 59 in Japan, 47 in Europe, and five in the UAE).

•
Sales for jewelry categories for the second quarter and first half were as follows: Jewelry Collections decreased by 25% and 34%, respectively; Engagement Jewelry declined 27% and 38%, respectively; and Designer Jewelry declined 26% and 32%, respectively.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) of 61.8% in the second quarter and 59.2% in the first half decreased as compared to 62.7% and 62.2% in the respective prior year periods. In both periods, the lower margin largely reflected: (i) sales deleverage on fixed costs resulting from the effects of COVID-19 on net sales; (ii) certain overhead costs not capitalized in the periods resulting from certain manufacturing locations being closed or operating at reduced capacity during the second quarter and first half due to COVID-19; and (iii) an increase in inventory reserves, partially offset by (i) a change in sales mix to higher margin products and (ii) a decrease in the wholesale sales of diamonds. Additionally, the first half of 2020 included the impact of a $12 million charge that was recorded to fully reserve the asset related to an expected insurance recovery in respect of the bankruptcy filing of a metal refiner to which the Company entrusted precious scrap metal.

•
Selling, general and administrative (“SG&A”) expenses decreased 15% in the second quarter and 12% in the first half. In the second quarter and the first half, SG&A included $7 million and $24 million, respectively, in costs related to the Merger; in the first half, SG&A included a $12 million charitable contribution to The Tiffany & Co. Foundation (see “Non-GAAP Measures” for further details). These costs were more than offset by decreased marketing spending (although marketing expense as percentage of net sales in the first half of 2020 was approximately in line with the Company’s historical percentage), a decrease in labor and incentive compensation costs and decreased store occupancy expenses in both periods. Excluding the Merger-related costs in both periods and the charitable contribution in the first half noted above, SG&A expenses decreased 17% in the second quarter and 16% in the first half (see “Non-GAAP Measures”). SG&A expenses as a percentage of net sales increased significantly due to sales deleverage on operating expenses resulting from the effects of COVID-19 on net sales.

•
Earnings from operations as a percentage of net sales (“operating margin”) was 8.0% in the second quarter compared with 17.6% in the prior year. In the first half, loss from operations was $46 million as compared to earnings from operations of $345 million for the same period in the prior year. Excluding the Merger-related costs in both periods of fiscal 2020 and the charitable contribution in the first half of fiscal 2020 noted above, operating margin was 9.0% in the second quarter and loss from operations was $9 million in the first half (see “Non-GAAP Measures”).

•
The effective income tax rate for the second quarter of 2020 was 35.4% versus 22.3% in the prior year. The effective income tax rate for the first half of 2020 was 19.0% versus 20.0% in the prior year. The increase in the effective income tax rate for the second quarter of 2020 was primarily due to the application of an updated estimated annual effective income tax rate, which is influenced by the jurisdictional mix of earnings taxed at the statutory tax rates applicable to each jurisdiction and an estimated increase in the Global Intangible Low-Taxed Income (“GILTI”) tax, each of which reflect the impact of COVID-19 on the Company's results of operations. The effective income tax rate for first half of 2020 reflected the impact of certain discrete items recognized in the period. The Company’s effective income tax rate could be negatively impacted to the extent earnings are lower than anticipated in countries that have lower statutory tax rates and higher than anticipated in countries that have higher statutory tax rates. The effective income tax rate for the first half of 2019 included the recognition of an income tax benefit of $7.5 million, or 230 basis points, related to an increase in the estimated 2018 Foreign Derived Intangible Income (“FDII”) benefit as a result of U.S. Treasury guidance issued during the three months ended April 30, 2019.

•	The Company did not repurchase any shares of its Common Stock in the second quarter pursuant to certain restrictions set forth in the Merger Agreement.

•	Net inventories at July 31, 2020 were 1% above the prior year.

•
At July 31, 2020, cash and cash equivalents totaled $1.0 billion. Total debt (short-term borrowings and long-term debt) of $1.5 billion represented 46% of stockholders’ equity, versus 32% a year ago. This increase from the prior year was primarily the result of a $500 million drawdown on the Company’s revolving credit facility during the first quarter of 2020, which remained outstanding at July 31, 2020. The drawdown proceeds can be repaid at any time. Management believes that cash on hand, internally generated cash flows and the funds available under the Company’s revolving credit facilities are sufficient to support the Company’s liquidity and capital requirements for the foreseeable future.

•
During the second quarter, the Company launched the Tiffany Infinite Strength campaign, where, for a limited time, 100% of profits from the sales of Tiffany Infinity collection items (with a minimum pledge of $2 million) will be donated to CARE to address financial resilience for vulnerable communities affected by COVID-19, particularly women and people of color. This cause was voted on by Tiffany employees around the world and exemplifies the Company’s commitment to support the communities where it operates. Additionally, the Company recently announced that in October 2020, it will begin sharing the full “craftsmanship journey” of its newly sourced, individually registered diamonds (0.18 carats or larger). Pursuant to this initiative, each such diamond’s region or countries or origin, along with the location where such diamond was cut and polished, graded and quality assured, as well as set in jewelry, will be shared with the Company’s customers. Finally, the Company was recently reaffirmed as a member of the FTSE4Good Index Series for 2020, continuing a string of nine years of presence on the index. Information on the Company’s continuing efforts to advance its work under the pillars of Product, People and Planet can be found on the Company’s Sustainability website at tiffany.com/sustainability.

•
The Company continues to operate in a dynamic environment, which will continue to evolve. The COVID-19 pandemic has impacted and will continue to impact the Company’s operational and financial performance, the extent to which will depend on many factors outside the Company’s control.

•
The Company recently extended the Outside Date (as defined under the Merger Agreement) to November 24, 2020, in accordance with the Merger Agreement. LVMH has notified the Company that it reserves the right to challenge the validity of the extension of the Outside Date under the Merger Agreement. The Merger remains subject to regulatory clearance by the European Commission, the Japan Fair Trade Commission, the Mexican competition authority (Comisión Federal de Competencia Económica) and the Taiwan Fair Trade Commission, and the satisfaction or waiver of other customary closing conditions.

Interim Sales:
Sales information for the 2020 August month-to-date period set forth above (“2020 August MTD”), which represents the period from August 1, 2020 through August 25, 2020, is preliminary and unaudited, and is based on the information and data currently available to the Company through its internal daily sales reporting system and processes. The Company did not apply its standard month-end financial closing procedures to this preliminary 2020 August MTD sales information, which include, but are not limited to, reconciling data amongst the Company’s internal reporting systems, recording necessary adjustments in those systems, and management review of such data and adjustments. Accordingly, actual sales information subjected to such financial closing procedures could differ, possibly materially, from the preliminary unaudited sales information set forth above. In order to facilitate comparability between periods, the Company similarly evaluated its sales results for the period from August 1, 2019 through August 25, 2019, which is also based on unaudited information and data provided by its internal daily sales reporting system and processes, and without application of its standard month-end financial closing procedures for such period. There can be no assurance that sales trends reflected by the Company’s performance during the 2020 August MTD period will continue for the remainder of the fiscal third quarter ending October 31, 2020, or for the fiscal year ending January 31, 2021; therefore, you should not place undue reliance upon such trends or performance.

Next Scheduled Announcement:
The Company expects to report its financial results for the third quarter ending October 31, 2020 by issuing a news release.  To receive email alerts of this release, as well as other future announcements, please register at investor.tiffany.com (and click on “Contact Us/Email Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century, its fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including nearly 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. TIFFANY & CO. has a long-standing commitment to conducting its business responsibly, sustaining the natural environment, prioritizing diversity and inclusion, and positively impacting the communities in which we operate.

The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omni-channel approach. To learn more about TIFFANY & CO., as well as its commitment to sustainability, please visit www.tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this release should not be considered an indication of future performance. Further, statements contained in this release that are not statements of historical fact, including those that refer to plans, assumptions and expectations for future periods, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Merger and the anticipated benefits thereof. Forward-looking statements include, but are not limited to, statements that can be identified by the use of words such as ‘expects, ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding its plans, assumptions, expectations, beliefs and objectives with respect to the Merger; the Company’s assumptions, expectations and beliefs with respect to COVID-19, including the continuing impact thereof on the Company’s business, revenues, cash flows and results of operations; expectations for the Tiffany T1 product launch; store openings and closings; store productivity; the renovation of the Company’s New York Flagship store, including the timing and cost thereof, and the temporary relocation of its retail operations to 6 East 57th Street; product introductions; sales (including preliminary 2020 August MTD sales); sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest expense and financing costs; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity, including the need to incur additional indebtedness; compliance with covenants under the Company’s debt instruments, including the financial ratios set forth therein; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are not guarantees of future results and are based upon the current views, assumptions and plans of management, and speak only as of the date on which they are made and are subject to a number of factors, risks and uncertainties, many of which are outside of the Company’s control. You should not place undue reliance on such statements. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While the Company cannot predict all of the factors that could form the basis of such differences, key factors, risks and uncertainties include, but are not limited to: the COVID-19 pandemic, including the duration and scope thereof, the availability of a vaccine or cure that mitigates the effect of the virus, the potential for additional waves of outbreaks and changes in financial, business, travel and tourism, consumer discretionary spending and other general consumer behaviors, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; protest activity in the U.S.; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as the Company’s ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in the Company’s competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; changes in the cost and timing estimates associated with the renovation of the Company’s New York Flagship store; delays caused by third parties involved in the aforementioned renovation; any casualty, damage or destruction to the Company’s New York Flagship store or 6 East 57th Street location; the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above; conditions to the completion of the Merger may not be satisfied or the regulatory approvals required for the Merger may not be obtained, in each case, on the terms expected or on the anticipated schedule; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or affect the ability of the parties to recognize the benefits of the Merger; the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; risks that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the Merger; potential litigation that may be instituted against the Company or its directors or officers related to the Merger or the Merger Agreement and any adverse outcome of any such litigation; the amount of the costs, fees, expenses and other charges related to the Merger, including in the event of any unexpected delays; other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period, or at all, which may affect the Company’s business and the price of its common stock; and any adverse effects on the Company by other general industry, economic, business and/or competitive factors. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such consequences and changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and the Company’s most recently Quarterly Report on Form 10-Q, the definitive proxy statement on Schedule 14A that the Company filed on January 6, 2020, and in the Company’s other filings made with the U.S. Securities and Exchange Commission (“SEC”) from time to time, which are available via the SEC’s website at www.sec.gov. Readers of this release should consider the risks, uncertainties and factors outlined above and in the aforementioned Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2020 vs. 2019			First Half 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(29)%	(1)%	(28)%	(37)%	(1)%	(36)%
Americas	(46)	(1)	(45)	(45)	—	(45)
Asia-Pacific	—	(2)	2	(24)	(2)	(22)
Japan	(28)	1	(29)	(34)	1	(35)
Europe	(28)	(1)	(27)	(34)	(2)	(32)
Other	(73)	—	(73)	(68)	—	(68)

Comparable Sales:
Worldwide	(24)%	(1)%	(23)%	(34)%	(1)%	(33)%
Americas	(44)	—	(44)	(44)	—	(44)
Asia-Pacific	17	(2)	19	(16)	(3)	(13)
Japan	(27)	1	(28)	(34)	1	(35)
Europe	(27)	(1)	(26)	(34)	(1)	(33)
Other	(25)	—	(25)	(42)	—	(42)

	Second Quarter 2020 vs. 2019			First Half 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	(25)%	(1)%	(24)%	(34)%	(1)%	(33)%
Engagement jewelry	(27)	—	(27)	(38)	—	(38)
Designer jewelry	(26)	—	(26)	(32)	—	(32)
Statement of Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company’s results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the Merger [a]	Non-GAAP
Three Months Ended July 31, 2020
Gross Profit	$461.6	$0.5	$462.1
As a % of sales	61.8%	0.1%	61.8%
Selling, general & administrative ("SG&A") expenses	401.9	(7.3)	394.6
As a % of sales	53.8%	(1.0)%	52.8%
Earnings from operations	59.7	7.8	67.5
As a % of sales	8.0%	1.0%	9.0%
Provision for income taxes [b]	17.5	1.1	18.6
Net earnings	31.9	6.7	38.6
Diluted earnings per share	0.26	0.06	0.32

[a]	Costs recorded in the second quarter of 2020 related to the Merger.

[b]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

(in millions, except per share amounts)	GAAP	Charges related to the Merger [c]	Sydney, Australia Recovery and Charitable Contribution [d]	Non-GAAP
Six Months Ended July 31, 2020
Gross Profit	$770.6	$0.9	$—	$771.5
As a % of sales	59.2%	0.1%	—%	59.2%
SG&A expenses	816.3	(23.6)	(12.0)	780.7
As a % of sales	62.7%	(1.8)%	(0.9)%	59.9%
Loss from operations	(45.7)	24.5	12.0	(9.2)
As a % of sales	(3.5)%	1.9%	0.9%	(0.7)%
Other income, net	(26.2)	—	31.4	5.2
Benefit for income taxes [e]	(7.7)	2.3	(4.5)	(9.9)
Net loss	(32.7)	22.2	(14.9)	(25.4)
Earnings per share	(0.27)	0.18	(0.12)	(0.21)

[c]	Costs recorded in the first half of 2020 related to the Merger.

[d]
Recognition of (i) a pre-tax gain of $31.4 million related to amounts received as compensation for the previous acquisition of the premises containing one of the Company's leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and (ii) a pre-tax expense of $12.0 million for a charitable contribution to The Tiffany & Co. Foundation funded in the first quarter of 2020 in connection with the compensation referenced above.

[e]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

(in millions, except per share amounts)	GAAP	Charges related to the Merger [f]	Non-GAAP
Three Months Ended January 31, 2020
Gross Profit	$859.3	$1.0	$860.3
As a % of sales	63.3%	—%	63.3%
Selling, general & administrative expenses	590.4	(20.2)	570.2
As a % of sales	43.5%	(1.5)%	42.0%
Earnings from operations	268.9	21.2	290.1
As a % of sales	19.8%	1.6%	21.4%
Provision for income taxes [e]	57.1	4.1	61.2
Net earnings	201.2	17.1	218.3
Diluted earnings per share	1.66	0.14	1.80

[f]	Costs recorded in the fourth quarter of 2019 related to the Merger.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Net sales	$747.1	$1,048.5	$1,302.6	$2,051.6

Cost of sales	285.5	390.8	532.0	774.7

Gross profit	461.6	657.7	770.6	1,276.9

Selling, general and administrative expenses	401.9	473.4	816.3	931.7

Earnings (loss) from operations	59.7	184.3	(45.7)	345.2

Interest expense and financing costs	11.1	9.8	20.9	20.2

Other income, net	(0.8)	(0.9)	(26.2)	(1.9)

Earnings (loss) from operations before income taxes	49.4	175.4	(40.4)	326.9

Provision (benefit) for income taxes	17.5	39.1	(7.7)	65.4

Net earnings (loss)	$31.9	$136.3	$(32.7)	$261.5

Net earnings (loss) per share:

Basic	$0.26	$1.13	$(0.27)	$2.16
Diluted	$0.26	$1.12	$(0.27)	$2.15

Weighted-average number of common shares:

Basic	121.4	121.1	121.3	121.3
Diluted	121.7	121.4	121.3	121.6

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	July 31, 2020	January 31, 2020	July 31, 2019
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,043.7	$897.4	$680.6
Accounts receivable, net	196.6	240.0	241.0
Inventories, net	2,510.4	2,463.9	2,487.7
Prepaid expenses and other current assets	314.4	274.2	264.4

Total current assets	4,065.1	3,875.5	3,673.7

Operating lease right-of-use assets	1,120.6	1,102.7	1,073.4
Property, plant and equipment, net	1,090.7	1,098.8	1,021.2
Other assets, net	579.9	583.1	547.6

	$6,856.3	$6,660.1	$6,315.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$591.3	$147.9	$135.2
Accounts payable and accrued liabilities	394.0	541.5	430.3
Current portion of operating lease liabilities	209.6	202.8	217.1
Income taxes payable	19.5	16.4	17.1
Merchandise credits and deferred revenue	63.2	61.8	71.4

Total current liabilities	1,277.6	970.4	871.1

Long-term debt	887.7	884.1	884.0
Pension/postretirement benefit obligations	379.1	374.5	287.7
Long-term portion of operating lease liabilities	1,024.0	1,008.4	969.6
Other long-term liabilities	80.2	87.3	110.4
Stockholders’ equity	3,207.7	3,335.4	3,193.1

	$6,856.3	$6,660.1	$6,315.9

TIF-E